Exhibit 99.1

Tyra Biosciences Reports Fourth Quarter and Full Year 2021 Financial Results and Highlights

-Pipeline on-track; INDs expected to be filed for TYRA-300 and TYRA-200 in 2022-

-Strengthened organization with key appointment to clinical team-

-Well-capitalized with cash and cash equivalents of $302.2 million as of YE 2021-

CARLSBAD, Calif., March 3, 2022 – Tyra Biosciences, Inc. (Nasdaq: TYRA), a precision oncology company focused on developing purpose-built therapies to overcome tumor resistance and improve outcomes for patients with cancer, today reported financial results for the quarter and year ended December 31, 2021 and highlighted recent corporate progress.

“2021 was an important year of growth for TYRA and the progress we made has positioned us well for a meaningful 2022,” said Todd Harris, CEO of TYRA. “We remain focused on execution across our pipeline and expect to submit Investigational New Drug Applications (INDs) to the U.S. Food and Drug Administration (FDA) this year for TYRA-300 and TYRA-200. In addition, we continue to advance our SNÅP chemistry platform with the goal to expand our pipeline through the nomination of clinical candidates from our FGFR3-related skeletal dysplasia, RET and FGFR4 programs.”

Fourth Quarter 2021 and Recent Corporate Highlights

•

INDs for TYRA-300 and TYRA-200 on Track. During the fourth quarter of 2021, TYRA continued to advance TYRA-300, an FGFR3 inhibitor with an initial focus on patients with metastatic urothelial carcinoma of the bladder and urinary tract, and TYRA-200, an FGFR2 inhibitor with an initial focus on patients with intrahepatic cholangiocarcinoma. TYRA remains on track to submit an IND with the U.S. FDA for TYRA-300 in mid-2022 and for TYRA-200 in the second half of 2022.

•

Strengthened Clinical Team with Key Hire. During the fourth quarter of 2021, TYRA made the key senior appointment to its clinical team of Allison Kemner as Vice President, Clinical Sciences and Operations.

•

TYRA Added to Russell 2000® Index. On December 20, 2021, TYRA was added to the Russell 2000 Index as part of the index’s recent initial public offering additions. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Russell indexes are part of FTSE Russell, a leading global index provider.

Fourth Quarter and Full-Year 2021 Financial Results

•	Fourth quarter 2021 net loss was $9.9 million compared to $3.7 million for 2020.

•	Fourth quarter 2021 research and development expense was $7.2 million compared to $2.9 million for 2020.

•	Fourth quarter general and administrative expense was $2.7 million for 2021 compared to $0.8 million for 2020.

•	Full year 2021 net loss was $26.3 million compared to $9.3 million for 2020.

•	Full year 2021 research and development expense was $20.6 million compared to $7.2 million for 2020.

•	Full year 2021 general and administrative expense was $5.7 million compared to $2.1 million for 2020.

•	As of December 31, 2021, TYRA had cash and cash equivalents of $302.2 million.

About Tyra Biosciences

Tyra Biosciences, Inc. is a precision oncology company focused on developing purpose-built therapies to overcome tumor resistance and improve outcomes for patients with cancer. TYRA’s proprietary in-house discovery platform, SNÅP, enables the rapid and precise refinement of structural design through iterative molecular SNÅPshots that help predict genetic alterations most likely to cause acquired resistance to existing therapies. Leveraging SNÅP, TYRA is developing a pipeline of selective inhibitors of the Fibroblast Growth Factor Receptor (FGFR) family members, which are altered in approximately 7% of all cancers including TYRA’s lead product candidate TYRA-300, an FGFR3 inhibitor and TYRA-200, an FGFR2 inhibitor, as well as programs targeting achondroplasia and other FGFR3-related skeletal dysplasias, REarranged during Transfection kinase (RET) and FGFR4-related cancers. TYRA is based in Carlsbad, CA. For more information about our science, pipeline and people, please visit www.tyra.bio and engage with us on LinkedIn.

Forward-Looking Statements

TYRA cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the potential to develop next-generation targeted therapies that improve clinical outcomes; the expected IND timing for TYRA-300 and TYRA-200; and the progress and planned advancement of our development pipeline, including expanding the nomination of clinical candidates from our FGFR3-related skeletal dysplasia, RET and FGFR4 programs. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: we are early in our development efforts, have not tested any of our product candidates in clinical trials and the approach we are taking to discover and develop drugs based on our SNÅP platform is novel and unproven and it may never lead to product candidates that are successful in clinical development or approved products of commercial value; potential delays in the commencement, enrollment, and completion of preclinical studies and clinical trials; our dependence on third parties in connection with manufacturing, research and preclinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization; unfavorable results from preclinical studies; results from preclinical studies or early clinical trials not necessarily being predictive of future results; our ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or disrupting our preclinical studies, manufacturing, and supply chain; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and proprietary technologies; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Amy Conrad

aconrad@tyra.bio

Tyra Biosciences, Inc.

Balance Sheets

(in thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$302,182	$15,224
Prepaid and other current assets	1,875	57

Total current assets	304,057	15,281
Restricted cash	243	243
Property and equipment, net	1,027	297
Right-of-use asset	1,062	169
Other long-term assets	312	21

Total assets	$306,701	$16,011

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable (including related party amounts of $47 and $0, respectively)	$599	$664
Lease liabilities, current	202	142
Accrued and other current liabilities	2,815	1,052

Total current liabilities	3,616	1,858
Lease liabilities, noncurrent	981	—
Other long-term liabilities	367	140

Total liabilities	4,964	1,998
Commitments and contingencies
Convertible preferred stock	—	27,651
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	4	—
Additional paid-in capital	342,104	439
Accumulated deficit	(40,371)	(14,077)

Total stockholders’ equity (deficit)	301,737	(13,638)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$306,701	$16,011

Tyra Biosciences, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$7,250	$2,928	$20,636	$7,203
General and administrative	2,682	749	5,652	2,094

Total operating expenses	9,932	3,677	26,288	9,297

Loss from operations	(9,932)	(3,677)	(26,288)	(9,297)
Other income (expense):
Interest income (expense)	5	—	13	(1)
Change in fair value of simple agreement for future equity	—	—	—	(15)
Other expense	(3)	(8)	(19)	(23)

Total other income (expense)	2	(8)	(6)	(39)

Net loss and comprehensive loss	$(9,930)	$(3,685)	$(26,294)	$(9,336)

Net loss per share, basic and diluted	$(0.24)	$(2.12)	$(1.91)	$(6.05)

Weighted-average shares used to compute net loss per share, basic and diluted	41,304,731	1,741,464	13,780,546	1,542,174